Exhibit 4.05

OFFER

SMS A2P SERVICES AGREEMENT (INFOTIM)

I. ZENVIA MOBILE SERVIÇOS DIGITAIS S.A., with headquarters at Avenida Paulista, 2300, 18th floor, Bela Vista, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/MF under No. 14.096.190/0001-05, hereby represented in accordance with its Bylaws, hereinafter referred to as “INFOTIM CLIENT”; and

II. TIM S.A., with headquarters at Avenida João Cabral de Mello Neto, No. 850, 01, Suites 501 to 1208, Barra da Tijuca, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with CNPJ/MF under No. 02.421.421/0001-11, hereby represented in accordance with its Bylaws, hereinafter referred to as “TIM”.

INFOTIM CLIENT and TIM hereinafter referred to as “Parties” and, individually, as “Party”.

WHEREAS:

(i) TIM is a company that provides Personal Mobile Service (SMP) and has network technology and specific systems for sending and receiving Short Text Messages (“SMS”);

(ii) CLIENT INFOTIM is interested in providing services to its respective Direct Clients, making content available by sending SMS, using TIM's communication service platform for this purpose;

(iii) A2P SMS is a form of communication where the SMS is sent or completed from an application, and not between cell phones; as is the case with P2P SMS.

THE PARTIES HEREBY AGREE to enter into this Infotim Services Agreement (“Agreement”), which shall be governed by the following terms and conditions:

SECTION ONE: DEFINITIONS

1.1. As used in this Agreement, the following terms shall have the meanings indicated below. Other capitalized terms not defined herein shall have the meanings ascribed to them in the body of this Agreement:

a) Application: is the system owned by the INFOTIM CLIENT, described in Annex I (INFOTIM Service Request Form) of this Contract, which must be connected to TIM's communication network for the execution of this Contract

b) Rendering Area: is the geographic area in which TIM holds authorization to operate the Personal Mobile Service - SMP;

c) TIM SMP Client: Individuals and/or legal entities who use TIM's Personal Mobile Service (SMP) and have Mobile Stations capable of sending and/or receiving SMS;

d) INFOTIM Client: Legal Entity that contracts TIM's services, which are the object of this Agreement, in accordance with the information contained in the INFOTIM Service Request Form - Annex I.

e) Direct Client(s): Legal Entity that contracts the services of the INFOTIM CLIENT, as provided for in this Agreement and in accordance with the information contained in the INFOTIM Service Request Form - Annex I;

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f) Mobile Station: a cell phone that has already been enabled;

g) Confidential Information: (i) information relating to each Party's business, including, but not limited to, each Party's product plans, list and number of customers, access codes and other customer information, business model and values entered into in this Agreement and any supplementary terms, designs, staffing, research, development or technical knowledge, product performance indicators; (ii) any information identified by either Party as “confidential”;

h) Dedicated Link: is a private link between two different points that enables data transmission between TIM and the “Datacenter” of the INFOTIM CLIENT;;

i) Short Text Messages or SMS: are text messages of up to 160 (one hundred and sixty) characters, transported via a communication services network, which originate from or are destined for a specific Mobile Station;

j) Mensagens SMS P2P: são mensagens SMS enviadas de uma Estações Móvel para outra;

k) A2P SMS messages: SMS messages sent via an application to a Mobile Station and vice versa.

l) Binary SMS messages: messages that allow you to send various types of content, such as ringtone downloads, phone system settings and WAP-Push via text messages;

m) SMS Marketing Messages: Short Text Message or SMS Service to publicize, invite, stimulate the purchase or commercial transaction of any product or service, such as, but not limited to: (i) the act of stimulating the purchase/use of a product/service of the INFOTIM CLIENT and/or Direct Client; (ii) Short Text Messages or SMS that have an advertising, promotional or propaganda connotation, and must contain prior and express request and authorization from the SMP TIM Client(s) with express and formal authorization (OPT-IN); and (iv) Short Text Messages or SMS that are not characterized as merely informative messages of a service provision contracted by the Direct Client.

n) Fraudulent SMS messages: sending SMS messages not requested or authorized by the user or which may contain information or links that could harm the user in any way, whether Span, Spoofing, Phishing, Smishing or any other category of Pernicious SMS that may be developed;

o) Numeric Sender: means a sender name, a unique short or long combination of Arabic numerals (i.e. 0,1,2,3,4,5,6,7,8,9) only, which identifies the sender of an SMS message;

p) Alphanumeric Sender: means a sender name that is made up of only letters, or letters in combination with numbers (limited to 11 characters and no special characters), and identifies the sender of an SMS message;

q) Users: individual and/or legal entity that uses TIM’s SMP, which has a direct commercial relationship with INFOTIM Client and/or the Direct Client;

r) VPN: is the virtual tunnel built through internet, interconnecting GPRS network to INFOTIM Client’s Datacenter.

SECTION TWO: OBJECT

2.1. The object of this Agreement is the provision of the following services (“Services”) by TIM to INFOTIM Client, consisting of:

a) Sending and receiving A2P SMS solely and exclusively for the purposes defined in item 2.2 of the Contract, between INFOTIM CLIENT, Direct Customers and Users;

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b) Sending and receiving A2P SMS to national and/or international companies within and/or outside national territory, subject to the conditions set out in this instrument;

c) InfoTIM Technical Management, through (i) provision, maintenance and evolution of its SMP network structure and TIM's communication systems, to which the INFOTIM CLIENT must connect its Application, according to the information contained in the INFOTIM Service Request Form, described in Annex I of the Contract, (ii) technical support provided to the INFOTIM CLIENT, available 24 hours a day and 7 days a week, (iii) maintenance of the entire equipment and software infrastructure, (iv) maintenance of firewalls and security devices, to help detect and block unwanted messages, and protection of connections between TIM and the INFOTIM CLIENT, (v) programming and maintenance of the technical parameters of message flow (TPS - transactions per second), according to the volume expected by the INFOTIM CLIENT, (vi) programming and maintenance of the technical parameters of SMS resending.

2.1.1 The InfoTIM Technical Management service referred to in Clause 2.1, item (b) above shall be provided at TIM's technical facilities..

2.2. The Text Messages to be sent have the sole and exclusive purpose of sending SMS that are characterized as “A2P SMS”, and may contain the following types of information:

a) information of a financial nature (balances, statements, alerts on the use of debit and credit cards, investment positions or any other transactions relating to the commercial relationship between Users and the financial institution providing the information);

b) information of various contents, applicable to the communication of the Direct Client to its employees, partners, suppliers, among others;

c) monitoring information, applicable to the transportation sector, in vehicle location control;

d) telemetry information, applicable to the control and use of alarms in industries and public services;

e) access information and personal data, for public utility services, among others;

f) stock information, order control, sales controls, among others, applicable to sales force automation;

g) information relating to the commercial relationship between the User and the INFOTIM CLIENT or the Direct Client, provider of the information

h) authentication or application maintenance information;

i) information containing SMS Marketing Messages.

2.2.1. Any other purposes different from those mentioned above are strictly forbidden.

2.3. Depending on the INFOTIM CLIENT Application, SMSs may be sent from the INFOTIM CLIENT to its Direct Clients and from the Direct Clients to the INFOTIM CLIENT (“two way”), or only from the INFOTIM CLIENT to its Direct Clients or from the Direct Clients to the INFOTIM CLIENT (“one way”). SMSs may also be sent from the INFOTIM CLIENT on behalf of its Direct Clients..

2.4. For SMSs to be sent in any of the hypotheses in item 2.2, they will comply with the standards established by TIM, as described in the Annexes.

2.5. TIM may create or define new categories of A2P SMS according to criteria to be established and communicated to the INFOTIM CLIENT, it being understood that this change will be informed at least 30 (thirty) days in advance.

2.6. TIM, by analyzing economic and financial criteria related to the INFOTIM CLIENT, may require financial guarantees to ensure compliance with the obligations established in this Agreement.

2.7. The following annexes (“Annexes”) are part of this Agreement for all legal purposes:

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Annex I - INFOTIM Service Request Form:

Annex II - INFOTIM Operations Manual (will be made available prior to signing this Contract)

Annex III - INFOTIM Commercial Table

SECTION THREE: DURATION

3.1. This Agreement shall be in full force and effect from June 1st, 2023 to May 31st, 2024, and may be automatically renewed for an equal period a sole time, and since there is no contrary statement in this regard by any Party, in written, with 30 days in advance.

SECTION FOUR: TIM’S OBLIGATIONS

4.1. TIM’s obligations are:

4.1.1 Make its communication network available, solely and exclusively to enable the sending of SMS between the INFOTIM CLIENT, its Direct Clients and Users and/or vice versa, when the Application is “for two ways” for the purposes of executing the object of this Contract.

4.1.2 Make its communication network available for the INFOTIM CLIENT to connect the Application via Dedicated Link or VPN, at the INFOTIM CLIENT's option, which will bear the development, installation, cost and management of the means necessary to connect its network structure or server to the TIM network, as well as the configuration of its equipment.

4.1.3 Install firewalls and security devices on its network to detect and block possible A2P SMS Messages that do not comply with item 2.2 of this Agreement or that may be categorized as Fraudulent SMS Messages or SMS Messages that are not the subject of this Agreement.

4.1.4 Provide the INFOTIM CLIENT with technical support 24 (twenty-four) hours a day, seven days a week. The INFOTIM CUSTOMER may call for technical assistance by telephone or e-mail, according to the details indicated below and the specifications in Annex I.

4.2 TIM does not take any responsibility for the non-receipt of SMS due to the occurrence of any fact or situation preventing such activity, such as, but not limited to, mobile service blocking, in the condition of inactive, suspension requested by the SMP TIM Client (not originating nor receiving calls), recipient with turned-off mobile or out of the coverage area or any other technical impossibility.

4.2.1 The eventual non-receipt of SMS by TIM SMP Clients or Direct Clients, for any reason that is not attributable to the proven failure of TIM's communication network, will not imply any liability for TIM due to the activity(ies) not carried out or not performed due to the non-receipt of the Text Message, nor will it release the payment of the Minimum Franchise contracted, under the terms of clause six of this Contract.

4.3. The Services may be suspended in the following cases:

a) scheduled shutdowns for preventive or corrective maintenance, when the INFOTIM CLIENT will be notified at least 48 (forty-eight) hours in advance by e-mail;

b) emergency (unscheduled) maintenance or repairs to the system, telecommunications network and/or electrical network; and

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c) fortuitous events and events of force majeure, in the form of art. 393 of the Civil Code, which prevent the fulfillment of the obligations set out in this Contract, including, but not limited to, theft of physical parts of the network, employee strikes, strikes by third parties contracted to maintain the network, fire and events of nature.

4.4 TIM is not responsible for the content, origin or nature of the SMSs sent, nor for their use, which is the sole responsibility of the INFOTIM CLIENT and Direct Clients.

4.5 TIM will not pass on any registration information of Users, being exclusively the responsibility of the INFOTIM CLIENT to obtain the registration of its Users, as well as the acceptance to receive the SMSs object of this Contract and later transfer of this information in case of judicial determination or in case of request of any administrative or normative public body, under the terms of the law.

4.6 The INFOTIM CUSTOMER hereby acknowledges and accepts that there is no guarantee that the SMSs will actually be sent to the recipient, nor of the deadline for sending them, under the terms of clause 4.2.

4.7 TIM shall act and be liable to the INFOTIM CLIENT for full compliance with all the obligations, guarantees, penalties, responsibilities provided for in this Agreement, its liability being limited to the direct damages actually suffered by the INFOTIM CLIENT, provided that they are duly proven, excluding any loss of profits, loss of revenue and indirect damages.

SECTION FIVE: INFOTIM CLIENT’S OBLIGATIONS

5.1. The INFOTIM Client’s obligations are:

5.1.1 Obtain prior express authorization (OPT-IN) from TIM's SMP Clients and Users to send and receive Text Messages, which are the object of this Agreement, being obliged to keep a copy of the authorization from TIM's SMP Clients and Users, recipients of the SMS, fully exempting TIM from any liability, whether jointly and severally or subsidiary, regarding the lack of authorization or fraud of any kind.

5.1.1.1 The INFOTIM CLIENT undertakes not to use the Services, which are the object of this Contract, to send Fraudulent SMS or to send SMS that are not characterized as “A2P SMS”. In this sense, SMSs may only be sent to recipients who have granted prior authorization, and the INFOTIM CLIENT shall be liable to them, to TIM and to third parties, in any capacity and at any time, even after the expiry of this Agreement, for failure to request express authorization.

5.1.1.2 Copies of prior authorizations, filed by the INFOTIM CLIENT, under the terms of item 5.1.1 above, must be stored by the INFOTIM CLIENT for a period of 5 (five) years, as well as made available to TIM, if requested, within a maximum period of 05 (five) working days from the request by TIM.

5.1.1.3 It will be up to the INFOTIM CLIENT to offer a solution to the recipient so that he/she can formally express, at any time and without any impediment, his/her intention to no longer receive the SMS, it being established that the sending of SMS to the recipient after he/she notifies that he/she no longer wishes to receive the SMS constitutes a breach of the obligations established in this Contract, and may also, at TIM's discretion, and upon prior notice within a reasonable period of time, result in the unilateral termination of this Contract.

5.1.1.4 In the event that TIM is sued in court, in an administrative forum of a consumer protection agency or by the National Telecommunications Agency - ANATEL, for sending SMS within the scope of this Agreement to SMP TIM Clients or Users who have not previously and expressly authorized their receipt, the INFOTIM CLIENT will exempt TIM from any liability, including pecuniary, assuming all expenses and related costs for TIM's defense and payment of fines, and TIM may be reimbursed if it incurs any disbursement.

5.1.2 To pay the due remuneration to TIM, in the form and within the period established in the sixth and seventh clauses of this Agreement.

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5.1.3 Not to send Text Messages to TIM SMP Clients from other telecommunications providers, except for the sending of messages with merely informative content under the terms of Resolution 632/2014, which approved the General Consumer Regulation.

5.1.4 Define and ensure the content of SMSs to be sent, being exclusively responsible for the accuracy, correctness and veracity of the information sent, as well as for the consequences arising therefrom, including vis-à-vis third parties.

5.1.5 Prohibit messages and content that:

a) Are false or give rise to doubtful interpretations, or offer Content that is not that which the User and/or Direct Client will contract, trying in some way to deceive them;

b) Invade the privacy of third parties or harm them in any way;

c) In any way promote racism against minority groups, or any other form of religious or political fanaticism or discrimination against groups of people or ethnicities;

d) Are obscene, such as pedophilia and other crimes of a sexual nature;

e) Violate third party rights, including but not limited to copyright, and/or the creation and sending of unauthorized messages;

f) Mention any type of advertisement for telecommunications service providers, which does not exclude the possibility of sending messages with merely informative content under the terms of Resolution 632/2014, which approved the General Consumer Regulation;

g) Advocate or make apologies for drugs and drug trafficking, narcotics, cigarettes, alcoholic beverages or illegal gambling;

h) Offend the law, morality or commercial ethics;

i) Are in any way forbidden or not recommended for a certain age group, unless disclosed on an information channel where they are disclosed in a differentiated manner;

j) Offer illegal and/or pirated content, infringing the copyright and property rights of third parties;

k) Are considered fraudulent SMS;

l) Contain political and/or electoral themes in disagreement with the normative instructions issued by the competent Brazilian bodies;

m) Are in breach of applicable laws and regulations, even if they are subsequent to the signing of this Contract.

5.1.6 To be fully responsible for the content of the SMS texts delivered, typed and/or created by itself or by third parties, being liable for its content in court or otherwise, for which it exempts TIM from any liability, whether joint or several or subsidiary, for any and all claims, complaints, representations and lawsuits of any nature related to the Services, including complaints from Users or TIM SMP Clients, in the event of disclosure of their information that is of a confidential nature.

5.1.7 To be responsible for the faithful compliance with the laws, and, in particular, to ensure that no messages are sent that are defamatory, libelous, fraudulent, contain false information, or that constitute a violation of any applicable legal provisions.

5.1.8 Keep TIM aware of and safe from any claim regarding the content of the SMS sent, including defending TIM, whenever requested by TIM, administratively or judicially, in any instance or court, providing TIM with all the information necessary for its defense, in the event TIM is sued by any of the Users or Clients of SMP TIM due to SMS sent by instruction of the INFOTIM CLIENT.

5.1.9 Reimburse all amounts resulting from condemnations, losses or damages that fall on TIM, which have as their cause, mediately or immediately, the breach of obligations of the INFOTIM CLIENT under this Agreement, including, but not limited to, indirect damages, loss of profits or commercial failures, as well as losses claimed by third parties or SMP TIM Clients.

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5.1.10 To be responsible for contracting the means necessary to connect the application to TIM's communication network.

5.1.11 Provide written information and clarifications related to the fulfillment of the contractual object that may be requested by TIM within 7 (seven) working days, except in cases where TIM requires such information and clarifications within a shorter period.

5.1.12 Sign with the name of the Direct Client or INFOTIM CLIENT the SMSs sent with the identification of the sender.

5.1.13 To keep Users informed of the conditions of use and prices of the service which is the subject of this Contract.

5.1.14 Inform TIM in advance, in accordance with the Flow established in Annex II (INFOTIM Operations Manual) of this Agreement, of any interruption and/or failure in the system which renders the Service unavailable, even momentarily, the system being understood as the entire structure for the provision of the service, and must also indicate, in this act, the name of the person responsible for any clarifications arising from any unavailability.

5.1.15 Be responsible for notifying Users and Direct Clients of the unavailability of its system.

5.1.16 Take full responsibility for the security required to prevent SMSs from interfering with their systems, aware that it is their responsibility to take all precautions to prevent any fraud, detour or damage arising from the misuse of SMSs or their contents by Users, Direct Customers and third parties.

5.1.17 To be responsible for the items of the solution for which it is responsible, including all hardware resources (firewall, switch, router, server, etc.), software (application for connecting to INFOTIM) and network services necessary for the full operation of the solution (DNS, DHCP, VPN, etc.).

5.1.18 Any restriction and limitation of liability agreements that the INFOTIM CLIENT has with its Direct Clients shall not limit the INFOTIM CLIENT's liability to TIM for the fulfillment of the obligations assumed, including for acts and actions of its Direct Clients.

5.2 The INFOTIM CLIENT declares that he/she is aware of and agrees with the information, requirements and obligations contained in the INFOTIM Operations Manual - Annex II hereto.

5.3 The INFOTIM CLIENT is prohibited from using the TIM brand, without prior authorization from TIM, under any circumstances, under penalty of compensation for the improper use of the brand and immediate termination of this Contract by TIM.

5.4 The INFOTIM CLIENT shall act and be liable to TIM for full compliance with all obligations, guarantees, penalties, responsibilities and, in general, any other obligations of theirs arising from the Contract.

5.5 The INFOTIM CLIENT is prohibited from using alternative routes for sending A2P SMS (InfoTIM), other than those specifically contracted in this Contract. These authorized routes are identified by the use of Large Accounts. In the event of evidence of A2P SMS being sent via unauthorized routes (long numbers or chipeiras), this Contract may be unilaterally and immediately cancelled by TIM, with the INFOTIM CLIENT incurring the penalties described in clauses 11.1.1 and 5.1.9.

5.6 It is the INFOTIM CLIENT's responsibility to manage the sending of their own SMS and those of their Direct Clients and Users, in order to avoid the occurrence of any type of fraud or misuse of SMS.

5.7 The INFOTIM CLIENT must, whenever requested by TIM, prove within 5 (five) working days that they have properly managed the sending of their own SMS and those of their Direct Clients, proving that there has been no fraud or misuse of SMS.

5.8 The INFOTIM CLIENT cannot assign the same Numeric Sender and/or Alphanumeric Sender to different clients.

5.9 The INFOTIM CLIENT may not request a Numeric Sender and/or an alphanumeric Sender if there is no immediate use for that Sender. Numeric Senders and alphanumeric Senders that have not been used for 3 (three) months may be deactivated by TIM upon 15 (fifteen) days' notice.

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SECTION SIX: VALUE

6.1 For each SMS sent by the INFOTIM CLIENT, two price components will be charged:

a) The cost of sending and receiving the SMS;

b) The cost of InfoTIM Technical Management.

6.1.1 The sum of the two components above constitutes the total amount defined in Annex III of the Contract, which is published on TIM's website (link);

6.1.2 The Minimum Franchise defined for the INFOTIM CLIENT must be paid to TIM, regardless of the use of the total number of SMS contracted.

6.2 TIM reserves the right to set a limit on the volume of excess messages, in the event of technical impacts on its systems. In the event of such a limit being applied, TIM will formally inform the INFOTIM CLIENT of this with 30 days in advance.

6.3 Only SMSs delivered to Direct Clients and Users will be counted towards the Minimum Franchise contracted by the INFOTIM CLIENT. For billing purposes, the franchise contracted by the INFOTIM CLIENT will be taken into account.

6.4 Any taxes that may be levied are already included in the amounts shown in Annex III.

6.5 The amounts charged for the Services provided by TIM will be adjusted annually, in accordance with the variation of the IGP-DI for the period or another index that may replace it.

6.6 In the event that TIM creates or defines new A2P SMS categories, these may have discounts other than those defined in Annex III, it being understood that the discounts will be informed at least 30 (thirty) days in advance.

SECTION SEVEN: PAYMENT METHOD

7.1 TIM will send the INFOTIM CLIENT the billing documents for the services provided (SMS Sending and Technical Management) to the address indicated in the preamble of this Agreement. Payments will be made within 30 (thirty) days of the issue of the respective invoice.

7.2 Depending on the nature of the service, invoicing should take place under "Telecommunications Service lnvoice - NFST" for the amount related to sending SMS and "Nota Fiscal Servi9os" for the Technical Management service.

7.3 Taxes due as a direct or indirect result of this Contract or its execution shall be the responsibility of the Party that caused the tax obligation to arise, as defined by the competent law.

7.3.1 lf, during the term of this Contract, new taxes, charges and fiscal contributions are created, or the rates used are modified, or in any way the burdens on the prices contracted herein are increased or decreased, the amounts o the respective Contract may be revised upwards or downwards to reflect such chan es, which will a I from the effective date of the Iegal provisions that introduce such changes.

7.4 Payments must be made, in the manner indicated by TIM, within 30 (thirty) days of issue of the invoice, by means of the slip sent with the invoice and/or credit to the current account indicated below:

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7.4.1 The first charge of the minimum monthly amount specified in clause 7.1 above shall be pro-rata, according to the start date of the charge, which shall be after the period of testing of the Service.

7.4.2 TIM may issue payment slips for the amount to be paid to the bank chosen by it, after issuing its invoice.

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7.5 Any late payment will be subject to a fine of 2% (two percent), monetary restatement calculated according to the IGP-0I variation of the Getúlio Vargas Foundation and interest on arrears of 1% (one percent) per month on the total updated debt.

7.5.1 In this case, the charges will be posted on the immediately following invoice.

7.6 In the event that TIM presents an invoice that does not match the number of SMS that the INFOTIM CLIENT claims to have used, the INFOTIM CLIENT must file an invoice dispute with TIM's Customer Relationship Center (CRC).

7.6.1 The INFOTIM CUSTOMER must inform TIM of the volume of SMS they consider to be correct and attach a detailed interna! report on the volume to justify the invoice dispute. Once TIM has received the documentation sent by the INFOTIM CUSTOMER, it will generate a report detailing the SMS delivered to support its opinion on the dispute.

SECTION EIGHT: RESTRICTIONS

8.1 Notwithstanding the provision contained in item 5.1.4 of this Agreement, the INFOTIM CLIENT is prohibited from sending a n y messages that do not comply with the provisions of this Agreement, including the list of examples in item 5.1.5, as well as any message or content that violates current legislation, that is untrue, fraudulent, defamatory or slanderous, that violates any type of third party right, or that generates any type of civil or criminal offense.

8.2 The services covered by this contract do not include the modalities of binary SMS or WAP Push, which may be offered by TIM to the INFOTIM CLIENT, at its discretion, provided that a specific contract or amendment is signed for this purpose, setting out the applicable commercial, technical and operational conditions. The INFOTIM CLIENT is prohibited from sending binary SMS or WAP Push without complying with the conditions set out in this Clause.

8.3 The INFOTIM CLIENT is prohibited from sending SMS Marketing Messages without the User's prior formal authorization through OPT-IN.

8.4 The INFOTIM CLIENT is prohibited from reselling telecommunications services or operations similar to those described in item 8.3 above, to third parties, for any reason or purpose, under the terms of the applicable legislation and regulations.

8.5 The INFOTIM CLIENT will be fully liable for the payment of losses and damages, including legal fees, costs and procedural expenses, as well as any other expenses arising from judicial and/or extrajudicial claims brought by third parties due to the resale or similar operation by the INFOTIM CLIENT mentioned in item 8.4 above, it being further established that, in the event that TIM is a party to any claim brought on behalf of the INFOTIM CLIENT, it will be up to TIM to make all reasonable efforts to replace it in the lawsuit.

8.6 The INFOTIM CLIENT undertakes to respect national and international legislation regarding the Protection of User information, including the provisions of Law 12.965/2014 (Marco Civil Law).

SECTION NINE:

9.1 The Parties, their employees and their subcontractors shall not disclose any document or information to which they have access in relation to the subject matter of this Contract. Disclosure and/or reproduction, whether total or partial, of any information relating to this Contract or any details of its evolution, shall only be made with the prior written consent of the other Party, always respecting the legal limits, best practices and regulatory documents of the SUPPLIER PARTY relating to security and privacy.

9.2 Each Party (hereinafter the "Receiving Party") shall keep all information provided by the other Party (hereinafter the "Providing Party") in the strictest confidence and may not disclose it to third parties without the prior written consent of the Providing Party. The information may not be used by the Receiving Party for any purpose other than the performance of this Agreement. The above obligations shall not apply to any information which:

(i)   are already in the public domain at the time they are revealed;

(ii)  become public knowledge after their disclosure, without the disclosure being made in violation of the provisions of this Agreement;

(iii) are lawfully disclosed to either Party, its Affiliates or its Representatives by a third party who, to the knowledge of the receiving Party, its Affiliates or Representatives, is not in breach of any obligation of confidentiality in relation to the information provided;

(iv)  must be disclosed by the Receiving Party pursuant to an order issued by an administrative or judicial body having jurisdiction over that Party, only to the extent of such order; or

(v)   are independently obtained or developed by either Party without any breach of its obligations under this Agreement, except where such information is developed on the basis of Confidential Information.

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9.3 The Party receiving the Confidential Information shall notify the SUPPLIER Party as soon as it is aware of any request for such information by any competent public authorities or through any legal proceedings, so that the SUPPLIER Party is able to take the legal measures it deems appropriate.

9.4 The Parties are aware that each of them is part of an organization of several legal entities in several jurisdictions ("Associated" companies), and that it may be necessary or appropriate to provide Information to Associated companies. For this reason, each Party (both as the Providing Party and the Receiving Party under this Agreement) agrees that:

(i)              The Receiving Party may provide Information to an Associated Company, but only for the latter's need to know this information in order to carry out the purposes provided for in this Contract, respecting the legal guidelines in force and within the limits of the consent provided by the data subject; and

(ii)              Each Party guarantees compliance with and appropriate confidentiality by its Associated Companies of the terms and conditions of this Clause.

9.5 Each Party shall limit access to the Information to its employees, representatives, contractors or consultants to whom such access is reasonably necessary or appropriate for the proper performance of this Agreement, and shall only use such Information for the proper performance of this Agreement.

9.6 The duty of Confidentiality covers Information received by the Parties, orally or in writing, through various communication procedures, such as telephone and digital media, of the secrecy of which one Party has been alerted by the other, by whatever means.

9.7 Failure to comply with any of the provisions set out in this Clause shall subject the offending Party to the competent judicial and administrative, civil and criminal proceedings, including injunctive relief, preliminary injunctions and compensation for losses and damages that may arise to the other Party.

9.8 The confidentiality obligation is irrevocable and irreversible and must be observed even after the termination of this Agreement.

9.9 AII Confidential Information transmitted or disclosed to the Receiving Party shall be returned to the Providing Party or destroyed by the Receiving Party in an irretrievable form, as soon as the need for its use by the Receiving Party has ended or as soon as requested by the Providing Party and, in any event, in the event of termination of this Agreement. At the request of the Supplying Party, the Receiving Party shall be responsible for the transportation of the requested information and promptly issue a statement to be signed by its legal representative, confirming that all information not returned to the Supplying Party has been entirely destroyed.

9.10 Failure to comply with this clause shall result in the immediate termination of this Agreement, regardless of prior notification.

CLAUSE TEN: TERMINATION

10.1 The Parties agree that this Agreement may be unilaterally terminated by either Party at any time, without cause, and without incurring any charge or penalty, by giving at least 60 (sixty) days' notice, the Parties being expressly aware that they may not oppose any termination under any circumstances.

10.2 Without prejudice to the applicable fines and indemnities, under the terms of this instrument, the Parties may terminate this Agreement by means of a simple extrajudicial notice, without observing any time limit, in any of the following cases:

a)              By either Party, in the event of total or partial non-performance of the obligations assumed in this Contract;

b)              By TIM, in the event of late payment, as provided for in clause 5.1.2.

c)              In the event of bankruptcy, petition for self-bankruptcy, judicial or extrajudicial reorganization, or insolvency of any of the Parties;

d)              Occurrence of a fact which, by its nature and gravity, affects the reliability and morality of the INFOTIM CLIENT or which is likely to cause damage or compromise, even indirectly, the image of TIM; and

e)              In the event of breach of any of the declarations and warranties contained in the Business Ethics Clause of this Agreement.

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10.3 lf TIM fails to make use of the right to terminate the Contract under the terms of the previous items, it may, at its sale discretion, suspend the execution of the Contract until the INFOTIM CLIENT fully complies with the contractual obligation infringed. Any payments, refunds or adjustments will be suspended during this period (without prejudice to the application of any penalties to which the INFOTIM CLIENT may be subject).

CLAUSE ELEVEN: PENALTIES

11.1 lf either Party fails to comply with its obligations under this Agreement, the other Party shall notify the other Party by written notice, delivered directly, by e-mail or by post, so that the breach can be remedied within ten (1 O) working days.

11.1.1 Failure to regularize will result, at the discretion of the Party affected, in the termination of the Contract, as well as the imposition of a compensatory fine in the amount of 50% (fifty percent) of the value of the last invoice, without prejudice to damages under the terms of this Contract.

11.1.2 In the event of termination for any reason attributable to the INFOTIM CLIENT, in accordance with the terms of this Agreement, the latter shall be liable for the payment of losses and damages to be determined.

11.3 Any fines imposed shall be considered liquid and certain debts, based on this Agreement, and TIM may therefore collect them in court, with this instrument serving as an extrajudicial enforcement instrument, under the terms of art. 784, 111 of the Code of Civil Procedure.

11.4 In the event of any violation of the rules set forth in this Agreement by the INFOTIM CLIENT, TIM may, at its sale discretion, suspend the Services, or cancel the Services, upon prior notice to the INFOTIM CLIENT.

11.5 Termination for non-payment by the INFOTIM CLIENT shall not affect the enforceability of the charges arising from the Contract, where applicable.

11.6 In the event that TIM finds that the use of the Services by the INFOTIM CLIENT and its Direct Clients does not comply with the premises and conditions set forth in this Agreement, TIM reserves the right to terminate this Agreement.

11.7 If there is evidence of deviation in the use of the service(s), fraud, as well as non-compliance with the obligations established in clause nine of this Agreement and in the applicable legislation, TIM may immediately suspend or terminate the Agreement, at its discretion, without prejudice to the collection of the penalty described in item 11.1.1.

11.8 Each Party shall be solely and exclusively responsible for any claims and legal and/or administrative actions brought by its end customers, third parties, employees, subcontractors or representatives, relating to the conduct of its own business and the provision of its own services, due to violations of applicable laws and/or regulations, including those imposed by the Public Authorities, and the Party responsible shall hold the other party harmless from such claims or actions, and indemnify it against any amounts, including legal fees, court costs to the full extent of any conviction, due as a result of such claims or actions.

CLAUSE TWELVE: BUSINESS ETHICS

12.1 The Parties hereby declare that they have (i) their own codes of conduct which include the guidelines and principles of ethical, upright and transparent behavior to which their managers, employees and collaborators are subject, and (ii) compliance programs aimed at ensuring (a) compliance with the anti-corruption legislation, codes, regulations, rules, policies and procedures of any government or competent authority, considering the jurisdiction where the business and services will be conducted or performed under the terms of this Agreement - in particular, Law no. 12. 846/2013, Decree no. 11.129/2022 and the United States Foreign Corrupt Practices Act ("FCPA") -, and (b) the identification of misconduct 846/2013, Decree No. 11.129/2022 and the United States Foreign Corrupt Practices Act ("FCPA") -, and (b) the identification of misconduct by its managers, employees and other collaborators, directly or indirectly linked.

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12.2 In this regard, the INFOTIM CLIENT declares and guarantees that:

12.2.1 In order to guarantee the effectiveness of its Compliance Program, it disseminates and trains its employees, subcontractors, consultants, agents and/or representatives on the subject of anti-corruption;

12.2.2 TIM is aware that its business and operations are based on ethics and sustainable development and growth, which is why it undertakes to respect and protect human rights, labor law, the principles of environmental protection and the fight against any forms of corruption, in light of the principles of the United Nations Global Compact;

12.2.3 Acknowledges that the terms of its Code of Ethics and Conduct, Anti-Corruption Policy and Conflict of Interest Policy are published on TIM's website, available at http://www.tim.com.br/ri > ESG > Regulations and Policies, whose guidelines are widely disseminated within the company, to the market and to society;

12.2.4 It will comply with and ensure that all its employees, subcontractors, consultants, agents and/or representatives who are related to the scope of this Contract, even if indirectly, comply with TIM's Code of Ethics and Conduct, Anticorruption and Conflict of Interest Policy, mentioned in item 12.2.3;

12.2.5 12.2.5 Is aware that TIM repudiates and condemns acts of corruption in all its forms, including bribery, extortion and kickbacks, especially those provided for in Law no. 12.846/2013 and the "FCPA", the financing of terrorism, child labor, illegal, forced and/or analogous to slavery, as well as all forms of exploitation of children and adolescents and any and all acts of harassment or discrimination in their employment relationships, including the definition of remuneration, access to training, (i) human rights and/or involve or result in physical or mental torture; (ii) personal and/or workplace health and safety; (iii) employees' right to free association, (iv) environmental and sustainability rights, and (v) valuing diversity; and

12.2.6 lt has not been convicted of any act harmful to public administration, nor has it been or is it listed by any government or public agency (such as the United Nations or the World Bank) as debarred, suspended or indicated for debarment and/or suspension or ineligible for government bidding programs.

12.3 Considering the responsibility established by Article 2 of Law No. 12.846/2013, CLIENT INFOTIM will not carry out any harmful act provided for in said law - in particular, it has not offered to pay, nor has it paid, it will not pay, it will not offer, promise or give, directly or indirectly, any value or thing of value, including any amounts paid to it by TIM, to any employee or official of a government, company or corporation controlled or owned by the government, political party, candidate for political office, or to any other person knowing or believing that such value or thing of value will be conveyed to anyone to influence any action, omission or decision by such person or by any governmental body for the purpose of obtaining, retaining or conducting business far itself and/or TIM - as well as in violation of the provisions contained in the "FCPA", in the interest and/or far the benefit, exclusive or not, of TIM.

12.3.1 In addition, the INFOTIM CLIENT hereby declares to be aware of TIM's Reporting Channel, available at http://www.tim.com.br/canal-denuncia/?origin=RI, and undertakes, whenever possible, to submit there any and all attempts and/or practices to which it is subjected, becomes aware, or against which it is invested that fall within the conduct described in Law no. 12.846/2013 and/or violate TIM's internal regulations, in particular, but not limited to, the Code of Ethics and Conduct, the Anti-Corruption Policy, the Conflict of Interest Policy and/or current legislation.

12.4 TIM may, notwithstanding anything to the contrary contained in this Agreement and upon prior notice, suspend and/or terminate this Agreement in the event of a proven breach of any statement and/or warranty set forth in this Clause.

12.4.1 CLIENT INFOTIM shall indemnify and hold TIM harmless from and against any loss, claim, cost or expense incurred by TIM based on or arising from any breach of the representations and warranties set forth in this Clause or by reason of any breach of the provisions of the aforementioned legislation arising from any act, active or omissive, of CLIENT INFOTIM and/or its Directors, officers, employees and/or representatives.

12.5 The INFOTIM CLIENT undertakes, whenever requested, to provide (i) a declaration of compliance with the obligations assumed in this clause and/or (ii) clarification of any question regarding a fact or event related to the obligations contained in this clause, sharing any documents requested.

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12.6 Finally, TIM declares that the provisions of this Agreement have been negotiated in the light of and in strict compliance with its Code of Ethics and Conduct and environmental protection legislation, demonstrating its commitment to sustainable development and maintaining the balance of ecosystems, in accordance with the Environmental Policy available at http://ri.tim.corn.br/ - ESG > Regulations and Policies. In addition, with regard to the provisions contained in this Clause, CLIENT INFOTIM, as a supplier and/or business partner, undertakes to observe and disseminate in its business chain the aforementioned ethical and social principles and values, as well as that of competition.

CLAUSE THIRTEEN - DATA PROTECTION

13.1 For the purposes of this Contract, the following are considered:

(a)"PERSONAL DATA": any information obtained online or offline and capable of identifying or rendering identifiable a natural person ("DATA SUBJECT"), including information that can be combined with other information to identify an individual, and/or that relates to the identity, characteristics or behavior of an individual or influences the way such individual is treated or evaluated; for example a name, an identification number, location data, electronic identifiers (such as cookies, beacons and related technologies) or to one or more specific elements of the identity of that natural person. The definition of personal data also includes the concept of SENSITIVE PERSONAL DATA;

(b)              "SENSITIVE PERSONAL DATA": personal data relating to social, racial and ethnic origin, health, genetic or biometric information, sexual orientation or sex life, political, religious and philosophical convictions or trade union or organization membership relating to such convictions, or any information which, when combined with others, is capable of revealing sensitive data, when linked to a natural person;

(c)              "PROCESSING" (and the related terms "PROCESSING" and "PROCESSED") means any operation or set of operations which is performed on personal data or on sets of personal data, whether or not by automated means, such as collection, production, reception, classification, use, access, reproduction, transmission, distribution, processing, filing, storage, deletion, evaluation or control of the information, modification, communication, transfer, dissemination or extraction. The Parties declare that the processing defined here will be carried out in Brazil;

(d)              "CONTROLLER": the party responsible for decisions regarding the processing of personal data, including the determination of the purposes and means of processing;

(e)              "OPERATOR": party that processes personal data in accordance with the CONTROLLER's instructions and on its behalf;

(f)              "INCIDENT": a security incident occurring in the context of the processing of personal data and which may entail a significant risk or damage to data subjects, including cases of improper processing of personal data.

13.2 The Parties hereby declare that they comply with all applicable legislation on privacy and data protection, including (whenever and wherever applicable) the Federal Constitution, the Consumer Protection Code, the Civil Code, the Marco Civil da Internet (Federal Law n. 12.965/2014), its regulatory decree (Decree 8.771/2016), the General Data Protection Law (Federal Law n.13.709/2018), and other sectoral or general rules on the subject, including foreign ones.

13.3 The Parties acknowledge that, by virtue of the conclusion of this Agreement, Personal Data may be shared between them. Each Party shall be responsible for the processing of Personal Data carried out by it in the context of this Agreement and the relationship between the Parties, and shall hold the other Party harmless from any damage or loss arising from any processing of Personal Data carried out in breach of the Agreement and/or applicable law.

13.3.1 The Parties acknowledge that, due to the fulfillment of this Agreement, the INFOTIM CLIENT will make available to TIM Personal Data as defined by the applicable legislation. To this end, the INFOTIM CLIENT undertakes to always base the sharing on a legal basis provided far in the applicable legislation, as well as ensuring that the Personal Data has been obtained lawfully, legitimately and in accordance with the applicable legislation, as well as that the collection of consent necessary far the execution of this Agreement has been duly carried out by the INFOTIM CLIENT, being responsible far taking all actions that may be necessary with the holders of the Personal Data to enable sharing with TIM.

13.3.2 TIM shall not be held liable, by itself or by its collaborators, far the Processing of Personal Data carried out by the INFOTIM CLIENT by itself, its employees, agents, agents and collaborators necessary to make Personal Data available to TIM in accordance with the object of the Contract. The IN FOTIM CLIENT shall hold TIM harmless from any liability, damages or losses, direct or indirect, including fines, arising from any Processing of Personal Data carried out in breach of this Agreement and/or the applicable legislation, in which case TIM shall have the right of recourse against the INFOTIM CLIENT.

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13.4 The parties shall implement technical and administrative security measures to protect personal data against accidental or unlawful destruction, accidental loss, alteration, unauthorized disclosure or access, or any other form of inappropriate or unlawful processing.

13.5 The Parties declare and guarantee that the systems they use to process personal data are structured in such a way as to meet security requirements, standards of good practice and governance and the general principles laid down in current legislation and other regulatory standards, guaranteeing the adequate protection of personal data, as well as the inviolability of the privacy, honor and image of their holders.

13. 6 The Parties shall immediately inform each other in the event of the occurrence or mere suspicion of an incident, in order to allow the affected Party to ascertain its causes and effects, and then take measures to contain it, assess its impact and the need to communicate the incident to the public, the competent authorities and/or the owners. In the event that one of the Parties verifies that an incident has actually occurred, it must notify the other Party in writing and in detail of all the information and details available about the incident, all within a period of no more than 48 (forty-eight) hours of becoming aware of the incident.

13. 7 Subject to the provisions of this Agreement, the Parties shall ensure that their employees and/or externa! service providers contracted by them who may have access to the data in the context of this Agreement comply with and enforce the applicable legal provisions on the protection of personal data, as well as all the provisions of this nature set out in this Agreement, in particular by not assigning or disclosing any personal data processed under this Agreement to third parties, nor by making use of them for any purposes other than those strictly necessary to achieve the purpose of providing the services which are the subject of this Agreement. Each Party shall be responsible for contracting any subcontractor, and shall be fully responsible for the data processing activities carried out by the subcontracted party, as well as for any incidents occurring in the context of the processing of personal data by such subcontracted party, in the manner provided for in this Agreement.

13.8 Each Party shall be responsible for the processing of personal data carried out by it in the context of the Contract and the relationship between the Parties, holding the other Party harmless from any damages or losses arising from any personal data processing operation carried out in breach of the Contract and/or applicable legislation. TIM shall not be held liable, under any circumstances, for any actions, omissions, failures or errors of the INFOTIM CLIENT and/or any employees, agents, representatives or third parties contracted by it, including, but not limited to, its suppliers, in the context of the processing of any personal data under this Agreement, as well as for any consequential losses or losses arising from the direct or indirect processing of Personal Data, and the INFOTIM CLIENT shall indemnify and hold TIM harmless from any liability in this regard.

CLAUSE FOURTEEN: GENERAL PROVISIONS

14.1 Any communications between the Parties relating to this Agreement shall only be effective in accordance with the provisions of this Agreement if made in writing and (a) delivered by hand or (b) sent by post with Acknowledgement of Receipt (AR), or forwarded during business hours on working days by e-mail with confirmation of receipt by the recipient of the e-mail. For the purposes of communications relating to this Contract, the following data and addresses of the Parties shall be considered:

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14.2 This Agreement does not create any type of partnership, association, joint venture or any other relationship of a similar nature between the Parties, and neither Party is permitted to act on behalf of the other.

14.3 This Agreement contains the entire undertaking between the Parties with respect to its subject matter and supersedes all previous contractual instruments or agreements, written or oral, with respect to all matters covered by or referred to in this Agreement.

14.4 This instrument shall be binding on the Parties, their successors in title, with ownership automatically transferred to the successor entity, and any authorized assignees, and any other contractual alteration or modification shall only be valid upon the execution of an addendum, which shall be duly signed by the Parties' legal representatives.

14.5 The Parties expressly acknowledge that all the provisions of this Contract have been fully negotiated and accepted with the support of their legal advisors, thus reflecting the subjective good faith of the Parties in this contracting.

14.6 The failure or delay by either Party in exercising any right arising from this Agreement shall not imply a waiver or novation, and shall be construed as a mere liberality, and the right may be exercised at any time, unless the Parties expressly provide otherwise.

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14.7 Neither party shall be liable to the other far any delays or failure to perform any provision of this Agreement as a result of acts of God or force majeure, in accordance with the Civil Code.

14.8 In the event of any doubt or contradiction between this Contract and its annexes, the provisions of this Contract shall always prevail.

14.9 Taxes due as a direct or indirect result of this Contract or its execution shall be the responsibility of the Party that caused the tax obligation to arise, as defined by the competent law.

14.10 The Parties declare, under the penalties of the law, that the proxies and/or legal representatives subscribed below are duly constituted in the form of their respective articles of association, with powers to assume the obligations contracted herein.

14.11 The Parties expressly acknowledge and consent to the veracity, authenticity, integrity, validity and effectiveness of this instrument under the terms of articles 104 and 107 of the Civil Code, signed by the Parties in electronic format and/or by means of electronic certificates, including those using certificates not issued by ICP-Brasil, under the terms of art. 1 O, § 2, of Provisional Measure no. 2200-2, of August 24, 2001.

CLAUSE FIFTEEN: JURISDICTION ANO APPLICABLE LAWS

15.1 This Agreement is governed by Brazilian law.

15.2 The Central Court of the City of Sao Paulo is hereby elected, expressly waiving any other jurisdiction, however privileged, to settle any doubts or disputes arising from this Agreement.

The Parties sign this Agreement in two counterparts of equal content and form, in the presence of the two witnesses subscribed below.

Rio de Janeiro, August 17, 2023.

___________________________
TIM S.A.

_____________________________________
ZENVIA MOBILE SERVIÇOS DIGITAIS S.A.

WITNESS	WITNESS

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